E.F. JOHNSON COMPANY - COMPONENTS DIVISION
              (A Division of E.F. Johnson Company)

                      FINANCIAL STATEMENTS

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                Report of Independent Accountants



To: The Board of Directors
    and Shareholders of
    E.F. Johnson Company


We have audited the accompanying balance sheets of E.F. Johnson Company - Components Division (the Division) as of November 26, 1995 and December 31, 1994 and 1993, and the related statements of divisional contribution and of cash flows for the eleven month period ended November 26, 1995 and the year ended December 31, 1994. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

The accompanying financial statements were prepared for the purpose of setting forth the net assets, divisional income and cash flows of the Division and have been prepared on the basis described in Note 1 to the financial statements. The financial statements do not give a full presentation of the results of the Division principally because allocations of corporate costs benefitting the Division and interest expense and income taxes have not been included therein. As such, the financial statements are not intended to be a complete presentation of the Division's results of operations. In addition, the Division is a member of a group of affiliated companies and, as disclosed in the financial statements, has extensive transactions and relationships with other members of the group. Because of these relationships, it is possible that the terms of transactions between the group are not the same as those that would result from transactions among wholly unrelated parties.

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In our opinion, the financial statements audited by us present fairly, in all material respects, the financial position of E.F. Johnson Company - Components Division at November 26, 1995 and December 31, 1994 and 1993, and the results of its operations and its cash flows for the eleven months ended November 26, 1995 and the year ended December 31, 1994 in conformity with generally accepted accounting principles on the basis described in Note 1 to the financial statements.

This report is intended solely for the information and use of the Boards of Directors and management of E. F. Johnson Company and Jordan Industries, Inc. and should not be used for any other purpose.






/s/ Price Waterhouse LLP
Minneapolis, Minnesota
December 29, 1995

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           E.F. JOHNSON COMPANY - COMPONENTS DIVISION
              (A Division of E.F. Johnson Company)
                         BALANCE SHEETS
                         (In thousands)

                                         December 31,        November 26,
                                      1993       1994           1995
   ASSETS

Current assets:
 Accounts receivable                $ 1,069    $ 1,554       $ 1,579
 Inventory                            2,644      2,297         2,191
   Total current assets               3,713      3,851         3,770

Machinery and equipment, net          4,009      3,591         3,264
   Total assets                     $ 7,722    $ 7,442       $ 7,034

   LIABILITIES AND DIVISION EQUITY

Current liabilities:
 Accounts payable                   $   318    $   673       $   844
 Accrued compensation and benefits      496        411           647
 Accrued commissions payable             55         72            68
 Other liabilities                      149        118           174
 Advances from Parent                 4,041          -             -
   Total current liabilities          5,059      1,274         1,733

Commitments (Note 5)

Division equity                       2,663      6,168         5,301
   Total liabilities and
    Division equity                 $ 7,722    $ 7,442       $ 7,034


         See accompanying notes to financial statements.

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           E.F. JOHNSON COMPANY - COMPONENTS DIVISION
              (A Division of E.F. Johnson Company)
              STATEMENTS OF DIVISIONAL CONTRIBUTION
                         (In thousands)


                                                     Eleven
                                   Year Ended      Months Ended
                                   December 31,    November 26,
                                      1994            1995
Net sales:
 Third party customers              $ 13,801        $ 14,001
 To Parent                             2,367           2,158
                                      16,168          16,159

Cost of sales:
 Third party customers                 8,844           8,641
 To Parent                             1,539           1,403
                                      10,383          10,044
   Gross margin                        5,785           6,115

Operating expenses:
 Selling and marketing                 1,666           1,750
 Engineering                             498             483
   Total operating expenses            2,164           2,233

Divisional contribution (Note 1)     $ 3,621        $  3,882




         See accompanying notes to financial statements.
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           E.F. JOHNSON COMPANY - COMPONENTS DIVISION
               (A Division of E.F. Johnson Company
                     STATEMENT OF CASH FLOWS
                         (In thousands)



                                                               Eleven
                                             Year Ended      Months Ended
                                             December 31,     November 26,
                                                1994             1995


Cash flows from operating activities:
 Divisional contribution                       $ 3,621         $ 3,882
 Adjustments to reconcile divisional
  contribution to net cash provided
  (used) by operating activities:
   Depreciation and amortization                   910             958
   Loss on sale of property                          2               -
   Changes in components of working capital:
    Increase in receivables                       (485)            (25)
    Decrease in inventories                        347             106
    Increase in accounts payable                   355             171
    Increase (decrease) in accrued liabilities     (99)            288
     Net cash provided by operating activities   4,651           5,380

Cash flows from investing activities:
 Capital expenditures                             (507)           (656)
 Proceeds from sale of property                     13              25
     Net cash used by investing activities        (494)           (631)

Cash flows from financing activities
 Decrease in advances from Parent               (4,041)              -
 Distributions to Parent                          (116)         (4,749)
     Net cash used by financing activities      (4,157)         (4,749)

Increase (decrease) in cash                          -               -

Cash - beginning of year                             -               -
Cash - end of year                             $     -         $     -


                See accompanying notes to financial statements.
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           E.F. JOHNSON COMPANY - COMPONENTS DIVISION
              (A Division of E.F. Johnson Company)
                  NOTES TO FINANCIAL STATEMENTS
                         (In thousands)


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Description of Business

E.F. Johnson Company - Components Division (the Division) is a division of E.F. Johnson Company (the Parent). The Division manufactures RF connectors, cable assemblies, electronic circuit hardware, spacers and test plugs and jacks, as well as, components designed to specific customer requirements.

Basis of Presentation

These financial statements present the assets and liabilities of the Division and measurement of the results of the Division on a direct contribution basis without consideration of administrative functions performed by the Parent and certain other costs and expenses. For internal management purposes, the Parent maintains separate divisional profit and loss accounts for the Division which allows the Parent to measure the Division's direct contribution to profit. Identification of assets and liabilities is accomplished through reporting capabilities in the Parent's general ledger as substantially all major assets and liabilities are coded by nature of activity.

Costs related to functions performed by the Parent and certain other costs which are attributable to the Division are not fully allocated to the Division in these financial statements. Costs related to these functions performed by the Parent include legal, property and casualty insurance, human resources, financial reporting, general accounting and other administrative services.
In addition, no allocation of interest expense or income taxes is made by the Parent. Exhibits I and II identify non-allocated and allocated costs and the basis upon which certain costs are allocated to the Division.

The Division is part of a consolidated group and as such has extensive dealings with related entities. Because of these relationships, terms of transactions were determined between related parties and may, therefore, differ from terms which would have occurred between wholly unrelated parties and may also differ from the costs which would have been incurred had the Division operated as a completely autonomous entity.

For purposes of presentation of these financial statements, sales to the Parent have been attributed a gross margin or 35% which approximates margins on sales to other third party customers. Historically, sales to the Parent were reflected at cost. The presentation of sales to the Parent with margin at 35% is deemed by management to better reflect the operations as if the Division had operated as an entity autonomous from the Parent.

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Inventories

Inventories are stated at the lower of cost or market, cost being determined by the first-in, first-out (FIFO) method.

Machinery and Equipment

Machinery and equipment are stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over estimated useful lives which range from three to seven years.

Revenue Recognition

Revenue is recognized upon shipment of products. Rebates are granted to certain distributors based on contractual formulas which consider the annual sales volume to the distributors of Division product. Estimates of such rebates are recorded as a reduction of sales at the time the product is shipped by the Division.

Retirement Benefits

The Parent has a defined contribution qualified retirement savings and profit sharing plan which covers all of its employees. The Company's profit sharing contributions are discretionary. No profit sharing contributions were authorized for 1995 and 1994. The Division's contributions to the retirement savings plan during 1995 and 1994 were $48 and $45, respectively.

NOTE 2 - INVENTORY

Inventories consist of the following:

                                December 31,      November 26,
                                   1993        1994          1995

Finished goods                   $  892      $  954        $  901
Work in process                   1,152         849           847
Raw materials                       600         494           443
  Total inventories              $2,644      $2,297        $2,191

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NOTE 3 - MACHINERY AND EQUIPMENT

                                  December 31,      November 26,
                                 1993        1994       1995

Machinery and equipment          $4,899    $5,297       $5,828
Furniture and fixtures              263       362          326
Construction in process              11         -          115
                                  5,173     5,659        6,269
Less: Accumulated deprecia-
      tion                       (1,164)   (2,068)      (3,005)
   Total machinery and equip-
     ment, net                   $4,009    $3,591       $3,264


NOTE 4 - DIVISION EQUITY

Division equity consists of the following:

Balance at December 31, 1993                           $ 2,663

   Divisional contribution                               3,621
   Distributions to Parent, net                           (116)

Balance at December 31, 1994

   Divisional contribution                               3,882
   Distributions to Parent, net                         (4,749)

Balance at November 26, 1995                           $ 5,301


Distributions to Parent represent the change in net assets of the Division, less divisional contribution during each respective period.

At December 31, 1993, the advances from Parent balance of $4,041 represented the net funding amount provided by the Division's Parent through such date. This balance was repaid to the Parent during 1994.

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NOTE 5 - COMMITMENTS

At November 26, 1995, substantially all assets of the Division are pledged as collateral under the Parent's revolving credit facility and bank term debt agreement. As of November 26, 1995, $15,504 and $6,767 was outstanding on the Parent's revolving credit facility and term debt agreement, respectively.

The Company is currently in the process of obtaining a release of the Division's assets as collateral under the bank agreements in light of the proposed sale of the Division's assets.